                                    Exhibit 5
                      OPINION OF PRESTON GATES & ELLIS LLP



                                November 10, 2000


VoiceStream Wireless Corporation
3650 131st Avenue, SE
Bellevue, Washington 98006


         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the registration of 7,912,866 shares of common stock, par value $.001 per share (the "Common Shares") of VoiceStream Wireless Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares by the selling shareholders, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

        The Common Shares being registered are legally issued, fully paid, and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     PRESTON GATES & ELLIS LLP


                                                     /s/ Richard B. Dodd